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                                    BONUS RIDER

                                   ("this Rider")


BONUS RIDER FOR VARIABLE ANNUITY
This Rider is part of the Contract to which it is attached and is effective upon issue. In the case of a conflict with any provision of the Contract, the provisions of this Rider will control. This Rider will terminate on the Annuity Commencement Date. This Rider amends the Contract as follows:

THE FOLLOWING PARAGRAPH WILL BE ADDED TO THE NOTICE OF RIGHT TO EXAMINE CONTRACT PROVISION ON THE FRONT COVER.

Upon cancellation, LNL will return the Contract Value as of the Valuation Date on which LNL receives the cancellation request, plus any Mortality and Expense Risk and Administrative Charge proportionately attributable to the Bonus Credits, plus any premium taxes previously deducted from the Contract Value, minus any Bonus Credits paid into this Contract. If the Contract Value on the date of cancellation is less than the sum of Purchase Payments minus withdrawals including any applicable charges, LNL will also return the net investment loss on this Contract and fund management fees each in an amount that is proportionately attributable to the Bonus Credits.

THE FOLLOWING DEFINITION IN ARTICLE 1 WILL BE AMENDED TO READ AS FOLLOWS:

EARNINGS -- The excess of the Contract Value over the sum of Bonus Credits and Purchase Payments which have not yet been withdrawn from this Contract.

THE FOLLOWING DEFINITIONS WILL BE ADDED TO ARTICLE 1.

BONUS CREDIT -- The additional amount credited to this Contract by LNL for each Purchase Payment. Bonus Credits are not considered Purchase Payments.

THE FOLLOWING WILL BE ADDED TO ARTICLE 2.

BONUS CREDIT

A Bonus Credit is paid into this Contract by LNL for the initial and all subsequent Purchase Payments made to this Contract. The amount of the Bonus Credit is calculated as a percentage of the Purchase Payment. The Bonus Credit percentage is based upon the amount of the Owner's Investment. The Bonus Credit percentage is set forth on the Contract Specifications.

If a subsequent Purchase Payment is made on or before the first anniversary of the Contract Date and that Purchase Payment increases the Owner's Investment to a level that qualifies the Purchase Payment for a Bonus Credit percentage which is higher than the Bonus Credit percentage paid on prior Purchase Payments, then an additional Bonus Credit will be paid into the Contract at the time the subsequent Purchase Payment is made. The additional Bonus Credit will be determined by multiplying the sum of the prior Purchase Payments by the additional Bonus Credit percentage. The additional Bonus Credit percentage will be the difference between the percentage applicable to the subsequent Purchase Payment and the percentage applied to the prior Purchase Payments. This additional Bonus Credit will be paid into the Contract on the same date the subsequent Purchase Payment is allocated, and will not be applied to the Contract retroactively to the dates of prior Purchase Payments. This additional Bonus Credit will not be applicable after the first anniversary of the Contract Date.

Bonus Credits will be allocated to any Fixed Account, if any and/or the Variable Subaccounts of the Contract at the same time and at the same percentages as the Purchase Payment to which they correspond.




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FORFEITURE OF BONUS CREDIT DUE TO DEATH: If any Owner or Annuitant's death occurs either (i) before, or (ii) within 12 months after any Purchase Payment, the Bonus Credit associated with such Purchase Payment will be forfeited upon receipt of proof, satisfactory to LNL, of the death. However, if a designated Beneficiary of the Death Benefit is the surviving spouse of the deceased and the spouse elects to continue the Contract as the new Owner, the spouse's share of the Bonus Credit will not be forfeited.

                          The Lincoln National Life Insurance Company

                          /s/ Dennis R Glass
                          President



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